EXHIBIT 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: cmtp@crescendo-ir.com

China Digital Communication Group Reports Strong Third Quarter 2009 Results

New York and Shenzhen – November ___, 2009 – China Digital Communication Group (OTCBB: CMTP), a manufacturer and distributor of battery components in China, today announced financial results for the three months ended September 30, 2009.

Third Quarter 2009 Highlights:

•	Revenues increase 9.2% to $7.8 million
•	Net income increases 26.7% to $2.0 million
•	EPS increases 23% to $0.32 per share
•	Generated $4.7 million of cash flow from operations year-to-date
•	Ended quarter with $9.5 million of cash and no long term debt
•	Reaffirms full year net income guidance of $5.3 million to $6.0 million

Mr. Fushun Li, Chief Executive Officer, commented, “For the third quarter ended September 30, 2009, China Digital Communication Group reported revenue of $7.8 million versus $7.2 million in the third quarter of 2008.  We experienced the strongest growth in our battery shell and cover manufacturing segment, where revenue increased by 35.2% to $1.8 million from $1.3 million for the comparable period last year.  At the same time, we continue to gain traction in our battery distribution segment, which began in mid-August 2008.  As a result of commencing work with our largest customer in the third quarter of 2008, we recognized strong sales in the second half of 2008, whereas sales in 2009 were more evenly distributed.  We have also been successful in attracting new, large customers.  For example, during the third quarter, our distribution segment was awarded a $4.1 million purchase order for lithium ion batteries from China Electronics Shenzhen Company.  This order is significant for several reasons.  First, since China Electronics Shenzhen Company is one of the largest, export-driven state owned enterprises in China, it further enhances our reputation within the battery market.  Second, it allows us to compete for additional business from China Electronics Shenzhen Company.  Third, it further expands and diversifies our customer base.  Going forward, we intend to capitalize on our long-standing relationships in the Chinese battery market and further expand our higher margin distribution business.”

“In addition to increasing our gross profits, we have remained focused on carefully managing our operating expenses. For the third quarter of 2009, we reduced our selling, general and administrative expenses by more than 42%, even as we increased revenue.  As a result, we achieved net income of $2.0 million for the third quarter of 2009, an increase of 26.7%, as compared to $1.6 million for the comparable period last year. Moreover, we continue to generate strong cash flow and have a solid balance sheet with approximately $9.5 million of cash and very little debt. We are excited about our growth prospects and recognize that since we are currently utilizing just 60% of our capacity, we can increase the profitability of our existing business without having to incur significant capital expenditures.  Looking ahead, we are encouraged by the near- and long-term outlook for the business, and remain confident in achieving our previously issued guidance for full year revenues of $23.0-$25.0 million and net income of $5.3- $6.0 million.”

Mr. Li concluded, “In a country with $4 billion of lithium ion battery sales per year, a growing affluent middle class and an exciting array of innovative mobile devices being introduced into the Chinese market, China Digital Communication Group is well positioned to grow through its quality product offerings, expanding distribution networks and accretive acquisitions we have identified.  In 2009, we dramatically improved our operations and profitability.  We expect that 2010 will be another exciting year for us as our existing business continues to grow and we actively pursue strategic business opportunities.  In addition, in 2010, management intends to significantly increase and improve its communication with the U.S. investment community.  We recently hired a new investor relations firm and are developing a comprehensive strategy to increase our awareness among U.S. investors.  Through increased profitability and better communication with the investment community, we look forward to creating significant value for our shareholders in the coming quarters.”

Revenue for the three months ended September 30, 2009 was $7.8 million, as compared to $7.2 million for the three months ended September 30, 2008.  Sales for the new battery distribution segment were $6.1 million, or 77% of the Company's net revenue in the third quarter of 2009, compared to $5.9 million, or 82% of net revenue in the third quarter of 2008. Sales of the Company’s battery shell and cover business segment were $1.8 million in the third quarter of 2009, representing a 35% increase from sales of $1.3 million in the third quarter of 2008.

Gross profit was $2.4 million, or 30.9% of net revenue, for the three months ended September 30, 2009, as compared to $2.2 million, or 30.0% of net revenue, for the three months ended September 30, 2008.   The improvement in gross profit and gross margin was primarily due to the Company’s new battery assembly and distribution segment. Compared to the existing battery shell and cover business, the battery assembly and distribution segment generates higher gross profit due to the lower cost of sales.

Operating income was $2.3 million for the three months ended September 30, 2009, as compared to $2.0 million for the three months ended September 30, 2008, reflecting strict cost control measures and increased operational efficiency.  Net income for the three months ended September 30, 2009 was $2.0 million, or $0.32 per diluted share, compared to net income of $1.6 million, or $0.26 per diluted share, for the same period last year.

As of September 30, 2009, the Company had cash and cash equivalents of $9.5 million, working capital of $12.9 million and stockholders’ equity of $14.4 million.  In August 2009, the Company paid off a bank loan in the amount of $2.2 million and has no long term debt.  During the nine months ended September 30, 2009, net cash provided by operating activities was $4.7 million.

Conference Call

China Digital Communication Group will also host a conference call at 8:00 a.m. Eastern Time on Monday, November 16, 2009. During the call, Mr. Fushun Li, Chief Executive Officer and Mr. Junfeng Chen, Chief Financial Officer will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is (877) 407-0778 (U.S. callers) or (201) 689-8565 (international callers). A live webcast of the call will also be available on the Company's website www.chinadigitalcommunication.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the website and investors will be able to access an encore recording of the conference call through midnight November 25, 2009 by calling (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering conference ID #337465 and account #286. The encore recording will be available two hours after the conference call has concluded.

About China Digital Communication Group

China Digital Communication Group is a leading manufacturer and distributor of lithium ion batteries.  The Company assembles and distributes finished batteries through its sales network and channel partners.  The Company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The Company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the Company is available at http://www.chinadigitalcommunication.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

(tables follow)

CHINA DIGITAL COMMUNICATION GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS
	Sept 30, 2009 (Unaudited)	December 31, 2008
Current assets
Cash and cash equivalents	$9,453,933	$6,969,454
Accounts receivable	6,455,353	7,407,371
Inventory	208,026	759,477
Total current assets	16,117,313	15,136,302

Plant, property & equipment, net	694,465	859,232

Other assets
Intangible assets, net	810,352	880,920

Total assets	$17,622,130	$16,876,454

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,662,631	$3,467,324
Taxes payable	360,486	399,519
Bank loan payable	-	2,200,500
Loan payable to related party	174,600	174,600
Total current liabilities	3,197,717	6,241,943

Stockholders' equity
Preferred stock, $.001 par value, 7,575,757 shares authorized,
7,575,757, issued and outstanding	7,576	7,576
Common stock, $.001 par value, 140,000,000 shares authorized,
5,446,105, issued and outstanding	5,446	5,446
Additional paid in capital	16,999,362	16,999,362
Statutory reserve	994,429	593,445
Other comprehensive income	1,078,457	1,144,170
Accumulated deficit	(4,660,858)	(8,115,488)
Total stockholders' equity	14,424,413	10,634,511

Total liabilities and stockholders' equity	$17,622,130	$16,876,454

CHINA DIGITAL COMMUNICATION GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine months ended September 30,		Three months ended September 30,
	2009	2008	2009	2008

Revenue, net
Battery shell and cover	$4,343,093	$3,002,366	$1,785,223	$1,320,495
Battery	11,515,218	5,869,592	6,062,975	5,869,592
Total revenue	15,858,311	8,871,958	7,848,198	7,190,087

Cost of sales
Battery shell and cover	3,194,067	2,760,246	1,244,310	1,113,697
Battery	7,904,212	3,921,243	4,174,921	3,921,243
Total cost of revenue	11,098,279	6,681,489	5,419,231	5,034,940

Gross profit	4,760,032	2,190,469	2,428,967	2,155,147

Operating expenses
Selling expense	74,697	68,518	35,265	53,624
General and administrative expenses	319,198	431,757	139,962	195,330
Recovery from inventory reserve	-	(60,444)	-	(60,444)
Total operating expenses	393,895	439,831	175,227	188,510

Income from operations	4,366,137	1,750,639	2,253,740	1,966,637

Other income (expense)
Other income (expense), net	-	17,470	-	-
Miscellaneous income (expense)	1,346	4,649	(72)	335
Interest income (expense)	(66,331)	(13,534)	(8,538)	(29,836)
Total other income (expense)	(64,985)	8,585	(8,610)	(29,501)

Income before income taxes	4,301,152	1,759,224	2,245,130	1,937,136

Provision for income taxes	(445,538)	(348,632)	(232,454)	(348,632)

Net income	3,855,614	1,410,592	2,012,676	1,588,504

Other comprehensive income
Foreign currency translation	(65,713)	302,401	(83,039)	47,704

Comprehensive income	$3,789,901	$1,712,993	$1,929,637	$1,636,208

Net income per share
Basic	$0.71	$0.26	0.37	0.29
Diluted	$0.62	$0.23	0.32	0.26

Weighted average number of shares outstanding:
Basic	5,446,105	5,446,105	5,446,105	5,446,105
Diluted	6,203,680	6,203,680	6,203,680	6,203,680

CHINA DIGITAL COMMUNICATION GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,855,614	$1,410,592
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	232,706	245,249
Recovery from inventory reserve:	-	(60,444)
(Increase) / decrease in current assets:
Accounts receivables	938,174	(4,946,992)
Inventory	549,823	780,331
Prepaid expense	-	1,726
Deposits	-	8,530
Increase/(Decrease) in current liabilities:
Accounts payable and accrued expenses	(846,567)	2,132,317
Taxes payable	(38,292)	737,535

Net cash provided by operating activities	4,691,457	308,844

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	-	(5,993)

Net cash used in investing activities	-	(5,993)

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments) / proceeds on loan payable	(2,195,508)	2,150,550

Net cash provided by (used in) financing activities	(2,195,508)	2,150,550

Effect of exchange rate changes on cash and cash equivalents	(11,470)	(103,431)

Net increase in cash and cash equivalents	2,484,479	2,349,970

Cash and cash equivalents, beginning balance	6,969,454	3,794,126

Cash and cash equivalents, ending balance	$9,453,933	$6,144,096

SUPPLEMENTAL DISCLOSURES:

Cash paid during the period for:

Income tax payments	$515,750	$2,770

Interest payments	$91,245	$-